EX 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-255420, 333-256943, 333-264123, 333-270846, 333-278289, and 333-286116) on Form S-8 of our report dated March 24, 2026, with respect to the consolidated financial statements of UiPath, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
New York, New York
March 24, 2026